Aclarion, Inc.
8181 Arista Place, Suite 100

Broomfield, Colorado 80021

February 1, 2024

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Jessica Ansart

Re:	Aclarion, Inc.
Registration Statement on Form S-1 (File No. 333- 276648)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Aclarion, Inc. (the “Company”) hereby requests that the effective date of the Company’s Registration Statement on Form S-1 (File No. 333- 276648) (the “Registration Statement”) be accelerated so that the Company’s Registration Statement will become effective at 4:00 PM, eastern time, on February 1, 2024, or as soon as thereafter as is practicable.

Please contact Justin Platt, Esq. of Goodwin Procter LLP at (212) 459-7340 to provide notice of effectiveness, or if you have any questions or comments concerning this request.

[Remainder of the page intentionally left blank]

Very truly yours,

ACLARION, INC.

By:	/s/ John Lorbiecki
	Name:	John Lorbiecki
	Title:	Chief Financial Officer

Aclarion, Inc. — Acceleration Letter

2